EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media and Investor Contact:
Wendy Kelley
investorrelations@wd40.com
+1-619-275-9304
WD-40 Company Increases Quarterly Dividend and Schedules First Quarter 2024 Earnings Conference Call

SAN DIEGO – December 12, 2023 ― WD-40 Company (NASDAQ:WDFC) today announced that its board of directors declared on Tuesday, December 12, 2023 a quarterly dividend of $0.88 per share reflecting an increase of 6 percent compared to the previous quarter’s dividend. The quarterly dividend is payable January 31, 2024 to stockholders of record at the close of business on January 19, 2024.

The Company also announced that it has scheduled its first quarter 2024 earnings conference call for Tuesday, January 9, 2024 at 2:00 p.m. PST. On this call, management will discuss financial results, business developments, and other matters affecting the Company. Other forward-looking or material information may also be discussed.

A live webcast of the earnings conference call will be available on the Company’s investor relations website at http://investor.wd40company.com. The webcast will be archived and available on the website for a one-year period following the conference call.

The Company’s quarterly earnings press release will cross the wire after market close on January 9, 2024. Please visit the Company’s investor relations website to view the press release and other supporting materials.
About WD-40 Company
WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories, and homes around the world. The Company owns a wide range of well-known brands that include maintenance products and homecare and cleaning products: WD-40® Multi-Use Product, WD-40 Specialist®, 3-IN-ONE®, GT85®, 2000 Flushes®, no vac®, 1001®, Spot Shot®, Lava®, Solvol®, X-14®, and Carpet Fresh®.
Headquartered in San Diego, California, USA, WD-40 Company recorded net sales of $537.3 million in fiscal year 2023 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select Market

EXHIBIT 99.1

under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

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